Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

February 20, 2019

Inpixon
2479 E. Bayshore Road, Suite 195

Palo Alto, California 94303

Re:	Inpixon Registration Statement on Form S-3 (File No. 333-223960)

Ladies and Gentlemen:

We have acted as counsel to Inpixon, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of (i) a Registration Statement on Form S-3 (File No. 333-223960) under the Securities Act of 1933, as amended (the “Act”), which was declared effective by the Commission on June 5, 2018 (as amended, the “Registration Statement”), (ii) the base prospectus dated as of June 5, 2018 included in the Registration Statement (the “Base Prospectus”) and (iii) the prospectus supplement dated February 20, 2019 (the “Prospectus Supplement”, and together with the Base Prospectus as supplemented from time to time by one or more prospectus supplements, the “Prospectus”), filed with the Commission by the Company, pursuant to Rule 424 promulgated under the Act.

The Prospectus relates to the offering by the Company of 749,440 shares of the Company’s common stock, par value $0.001 per share (the “Settlement Shares”), issued to Atlas Technology Group, LLC (“Atlas”) at a per share price of $1.508, pursuant to that certain Settlement Agreement, dated February 20, 2019, among the Company, Sysorex, Inc. and Atlas (the “Settlement Agreement”) in satisfaction of an award in an aggregate amount of $1,156,840.25 plus pre-judgment interest equal to an aggregate of $59,955.28 granted to Atlas following arbitration proceedings arising out of an engagement agreement, dated September 8, 2016, by and between Atlas and the Company (including its subsidiaries) (the “Offering”).

At your request, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Registration Statement, the Prospectus, the Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company, both as currently in effect, resolutions of the Board of Directors of the Company, the Settlement Agreement, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Settlement Shares, when issued in accordance with the terms of the Settlement Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of California and the Nevada Revised Statutes. This opinion is limited to the effect of the current state of the laws of the State of California, the laws of the State of Nevada and the facts stated herein as they currently exist.

B. The opinion is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated February 20, 2019, in connection with the Offering and to the use of our name under the caption “Legal Matters” in the Prospectus and in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely yours,

/s/ Mitchell Silberberg & Knupp LLP

437 Madison Ave., 25th Floor, New York, New York 10022 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com